Exhibit 99.1

GeoVax Announces Pricing of $12.8 Million Public Offering;

Uplisting to Nasdaq and Reverse Stock Split

ATLANTA, GA, September 24, 2020 – GeoVax Labs, Inc. (NasdaqCM: GOVX, GOVXW) (“GeoVax” or the “Company”), a biotechnology company developing human immunotherapies and vaccines against infectious diseases and cancer, today announced the pricing of its underwritten public offering of 2,560,000 units at a price to the public of $5.00 per unit. Each unit issued in the offering consists of one share of common stock (or pre-funded warrant to purchase common stock in lieu thereof) and one warrant to purchase one share of common stock at an exercise price of $5.00. The common stock (or pre-funded warrants to purchase common stock in lieu thereof) and warrants are immediately separable and will be issued separately. The common stock and warrants are expected to begin trading on the Nasdaq Capital Market, on September 25, 2020, under the symbols “GOVX” and “GOVXW,” respectively. GeoVax expects to receive gross proceeds of $12.8 million, before deducting underwriting discounts and commissions and other estimated offering expenses. Concurrent with the offering, the Company will effectuate a reverse split of its issued and outstanding common stock at a ratio of 1-for-20. The reverse stock split is expected to be effective at 12:01 a.m., Eastern Time, on Friday, September 25, 2020. The share numbers and pricing information in this release are adjusted to reflect the impact of the reverse stock split.

GeoVax has granted the underwriters a 45-day option to purchase up to an additional 384,000 shares of common stock, pre-funded warrants and/or warrants at the public offering price to cover over-allotments, if any. The offering is expected to close on September 29, 2020, subject to customary closing conditions.

Maxim Group LLC is acting as sole book-running manager for the offering and Joseph Gunnar & Co., LLC is acting as co-manager for the offering.

The offering is being conducted pursuant to the Company's registration statement on Form S-1 (File No. 333-239958), as amended, previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases and cancer using a novel patented Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) based vaccine platform. On this platform, MVA, a large virus capable of carrying several vaccine antigens, expresses proteins that assemble into VLP immunogens within (in vivo) the person receiving the vaccine. The production of VLPs in the person being vaccinated mimics virus production in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. The MVA-VLP derived vaccines elicit durable immune responses in the host similar to a live-attenuated virus, while providing the safety characteristics of a replication-defective vector.

GeoVax’s current development programs are focused on preventive vaccines against COVID-19, HIV, Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines against multiple cancers. The Company has designed a preventive HIV vaccine candidate to fight against the subtype of HIV prevalent in the commercial markets of the Americas, Western Europe, Japan, and Australia; human clinical trials for this program are managed by the HIV Vaccine Trials Network (HVTN) with the support of the National Institutes of Health (NIH). GeoVax’s HIV vaccine is also part of two separate collaborative efforts to apply its innovative gene therapy approach toward a functional cure for HIV.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements regarding the timing and success of the proposed offering, the Company’s reverse stock split of outstanding shares of common stock and treasury shares, and the timing and financial impact of GeoVax’s ability to implement its business plan, expected revenues and future success. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, our common stock and warrants begin trading on the Nasdaq Capital Market as expected, the offering closes as expected, the impact of the COVID-19 pandemic continues, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our registration statement on Form S-1 (File No. 333-239958) that we have filed with the SEC and the final prospectus, when available. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

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